ARTICLES OF INCORPORATION

OF

BEEPER PLUS, INC.

The undersigned, to form a Corporation under Chapter 78 of the Nevada Revised Statutes, clarify:

I. NAME: The name of the Corporation is:

Beeper Plus, Inc.

II. PRINCIPAL OFFICE: The principal office of the Corporation in the State of Nevada is to be located at 3430 East Flamingo Road, Las Vegas, Nevada, in Clark County. The Corporation may also maintain office(s) at such other places within or outside the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted and meetings of directors and stockholders held outside the State of Nevada, the same as in the State of Nevada.

III. PURPOSE: The nature of the business or object or purposes proposed to be transacted, promoted or carrier on by the Corporation is to engage in any lawful practice or activity pursuant to Chapter 78 of the Nevada Revised Statutes.

IV. STOCK: (a) The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock, each having $.001 par value.

(b) Each shareholder of record shall have one vote for each share of stock standing in his or her name on the books of the Corporation and entitled to vote, except that in the election of directors he or she shall have the right to vote such

number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(c) No shareholder of the Corporation shall have any pre-emptive or similar right to acquire any additional unissued or treasure shares of stock, or for other securities of any class, or for right, warrants, or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

V. DIRECTORS: The members of the governing board of the Corporation shall be styled Directors and the number thereof shall not be less than three, except where all the shares of the Corporation are owned beneficially and on record either by one or two stockholders, the number of Directors may be less than three, but not less than the number of stockholders. The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of the Corporation, but the number shall not be reduced to less than three (3), except as provided above, but shall be of full age, and at least one shall be a citizen of the United States. The names and post office addresses of the first Board of Directors which shall consist of three (3) persons, and who shall hold office until their successors are duly elected and qualify, are as follows:

NAMES	ADDRESS
Jamie C. Thompson	600 Tam-O-Shanter Dr. Las Vegas, Nevada 89109

May Newton 638 Tam-O-Shanter Dr.
Las Vegas, Nevada 89109

William Nelson 3430 E. Flamingo Road
Las Vegas, Nevada 89121

VI. NON-ASSESSABLE: The Common Stock of the Corporation after the amount of the subscription price or par value has been paid in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed and the Articles of Incorporation shall not be amended in this particular.

VII: INDEMNIFICATION (a) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit,

or proceeding by judgment, order, settlement, or conviction or upon a pleas of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee,fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably

entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under (a) or (b) of this Article VII (unless ordered by a court) and as distinguished from (c) of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs.

(e) Expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in Section (d) of this Article, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount,

unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

(f) The Board of Directors may exercise the Corporation's power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

(g) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

VIII. <u>MANAGEMENT OF THE BUSINESS:</u> The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and the same are in futherance of and not in limitation of the powers, conferred by law:

No contract or other transaction between this Corporation and one or more of its directors, officers, or stockholders or between this Corporation and any other corporation, firm or association in which one or more of its officers, directors, or stockholders are officers, directors or stockholders shall be either void or voidable (1) if at a meeting of the board of directors or committee authorizing or ratifying the contract or transaction there is a quorum of persons not so interested in the contract or other transaction is approved by a majority of such quorum or (2) if the contract or other transaction is ratified at an annual or special meeting of stockholders, or (3) if the contract or other transaction is just and reasonable to the Corporation at the time it is made, authorized or ratified.

IX. INCORPORATORS: The names and post office or street addresses of the Incorporators, which are three in number, signing the Articles of Incorporation, are as set forth above under the caption "Directors".

X. TERM: The Corporation shall perpetual existence.

WE, THE UNDERSIGNED, being each of the original incorporators, for the purpose of forming a Corporation to do business within and without the State of Nevada, and in pursuance of the general Corporation laws of the State of Nevada, do make and file this Certificate hereby declaring and certifying that the facts hereinabove stated are true, and, accordingly, we have hereunto affixed our signatures this ___ day of March, 1986.

Jamie C. Thompson

May Newton

William Nelson

STATE OF NEVADA)
: ss
COUNTY OF CLARK)

On this 22nd day of March, 1986, personally appeared before me, JAMIE C. THOMPSON, MAY NEWTON, WILLIAM NELSON, know to me to be the persons described in and who executed the above and foregoing Articles of Incorporation as Incorporators, and each of the said persons acknowledged to me separately that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

NOTARY PUBLIC

SUSAN D. SMITH
Notary Public - State Of Nevada
COUNTY OF CLARK
My Appointment Expires: Apr. 19, 1989